EXHIBIT 10.3

AMENDMENT NO. 2

TO THE

GEORGIA-CAROLINA BANCSHARES, INC. DIRECTORS EQUITY INCENTIVE PLAN

Georgia-Carolina Bancshares, Inc., a Georgia corporation (the “Company”), hereby amends (the “Amendment”) the Georgia-Carolina Bancshares, Inc. Directors Equity Incentive Plan (formerly the Directors Stock Purchase Plan) (the “Plan”), as amended and restated effective October 26, 2009, and as amended on January 23, 2012, as set forth herein.

1. Background Information. The Company established the Plan effective as of June 2001, amended and restated the Plan effective as of October 26, 2009, and amended the Plan effective as of January 23, 2012. Section 10 of the Plan provides that the Company may, at any time, modify the Plan. The board of directors of the Company wishes to modify the Plan as set forth in this Amendment to provide for an increase in the amount of the common stock, $.001 par value, of the Company that is available for sale and issuance to eligible participants under the Plan, from the currently authorized 126,801 shares (adjusted for all stock splits) to a total of 300,000 authorized shares.

2. Amendment to Preamble. The following sentence in the Preamble of the Plan is hereby deleted in its entirety:

“The Company originally authorized the sale and issuance of fifty thousand (50,000) shares of Common Stock pursuant to the terms of this Plan;” and is replaced with the following:

“The Company hereby authorizes the sale and issuance of 300,000 shares of Common Stock pursuant to the terms of this Plan.